Exhibit 10.3

2013 Director Compensation Program

	Tier 0 Employee Director	Tier 1 Independent Director	Tier 2 Nominating and Compensation Committee Chairperson	Tier 3 Audit Committee and Board Chairperson
Base Compensation	$0	$80,000	$92,500	$100,000
Restricted Stock Shares	0	2,000	2,500	2,500

Notes:

1.	Meeting attendance is expected to be at or near a 100% level.

2.	Pay Tiers: Tier 0 is for Directors who are full-time employees, Tier 1 is for Directors who do not chair committees, Tier 2 is for Nominating and Compensation Committee Chairpersons, and Tier 3 is for Audit Committee and Board Chairpersons. A Chairperson of any other committee will be paid at the highest tier otherwise eligible, according to the specifically named functions above. All Directors are only paid at one tier (and not multiple tiers), which is their highest eligible tier.

3.	Each Director is to be awarded shares of restricted common stock upon election or re-election to the Board. The restricted stock will be issued according to the standard form of the Company’s approved Restricted Stock Agreement and will carry a restriction requiring that they vest in 2 equal installments over 2 consecutive years with the vesting dates being the annual meeting dates of the shareholders following the Director’s election or re-election. The vesting of the restricted stock granted to a Director accelerates if a Director is terminated early or not re-elected to the Board. Restricted stock shall be granted on a pro-rata basis for Directors elected to serve less than a full year. No voting or dividend rights apply to the restricted stock until such shares are issued. It is understood that the quantity of shares represented by the restricted stock listed above will adjust pro-rata with any stock splits that may occur after the plan is approved.

4.	All Directors must own a minimum of 2,000 shares of the Company’s Common Stock on the open market, which must be retained as long as they are a director. New Directors have 9 months in which to acquire such Common Stock.

5.	Base compensation shall be paid quarterly.